Exhibit (a.30)

FRONTEGRA FUNDS, INC.

Articles Supplementary

Frontegra Funds, Inc., a Maryland corporation having its principal office in Maryland in Baltimore City (hereinafter called the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST:  The Board of Directors of the Corporation on August 20, 2013 approved the classification of Fifty Million (50,000,000) shares of the Corporation’s authorized but unissued shares of Common Stock, heretofore classified as Institutional Class shares of the Lockwell Small Cap Value Fund, as Institutional Class shares of the Frontegra MFG Global Equity Fund.

SECOND:  The Institutional Class shares of the Frontegra MFG Global Equity Fund as so classified by the Board of Directors of the Corporation shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption as set forth in Article V, Section 5.5 of the Articles of Incorporation of the Corporation, and shall be subject to all of the provisions of the Articles of Incorporation of the Corporation relating to the stock of the Corporation generally.

THIRD:  The Institutional Class shares of the Frontegra MFG Global Equity Fund aforesaid have been duly classified by the Board of Directors pursuant to authority and power contained in the Articles of Incorporation of the Corporation.

IN WITNESS WHEREOF, Frontegra Funds, Inc. has caused these Articles Supplementary to be signed as of the 20th day of August, 2013 in its name and on its behalf by its duly undersigned authorized officers, who acknowledge that these Articles Supplementary are the act of the Corporation and that, to the best of their knowledge, information and belief, all matters and facts set forth herein relating to the authorization and approval of these Articles Supplementary are true in all material respects and that this statement is made under penalties of perjury.

Witness: /s/ Robert Nanney Robert Nanney Secretary	Frontegra Funds, Inc. /s/ William D. Forsyth III William D. Forsyth III President